Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jeffrey Potrzebowski
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8409
jpotrzebowski@BASinc.com

BASi Reports First Quarter Results

WEST LAFAYETTE, IN, February 16, 2016 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) today announced financial results for the first quarter of fiscal 2016, which resulted in non-compliance with the financial covenants in its credit facility.

First Quarter Results

For the three months ended December 31, 2015, revenue was $4,895,000 a 16% decrease from $5,845,000 in the first quarter of fiscal 2015.

Service revenue for the first quarter of fiscal 2016 decreased 7.8% to $4,055,000 compared to $4,398,000 for the same period in fiscal 2015. Increased preclinical services revenue was more than offset by lower other laboratory services revenue, due to fewer bioequivalence studies, and a decline in Bioanalytical revenue, due to fewer samples received and analyzed and a mix favoring method development and validation projects in the first three months of fiscal 2016 versus the comparable period in fiscal 2015.

Sales in our Products segment decreased 41.9% in the first quarter of fiscal 2016 to $840,000 from $1,447,000 in the same period in fiscal 2015. The majority of the decrease stems from lower sales of our Culex® automated in-vivo sampling systems and our analytical instruments over the same period in fiscal 2015.

Gross profit decreased to $984,000, or 20.1% of revenue, in the first quarter of fiscal 2016, compared to $1,904,000, or 32.6% of revenue, during the comparable fiscal 2015 period. The principal causes for the decrease was the decline in revenue, which led to lower absorption of the fixed costs in our business, and a sales mix favoring method development and validation projects, which generate lower revenue but involve more dedicated resources.

Operating expenses for the first quarter of fiscal 2016 decreased 14.1% to $1,513,000 compared to $1,762,000 during the first quarter of fiscal 2015. The principal reasons for the decrease were lower utilization of outsourced professional engineering services, decreased commissions and building rental income of $159,000 which was deducted from general and administrative expenses.

Operating loss for the first quarter of fiscal 2016 amounted to $529,000 compared to operating income of $142,000 for the first quarter of fiscal 2015, primarily due to lower revenue partially offset by decreased operating expenses.

Net loss for the first quarter of fiscal 2016 amounted to $506,000, or $0.06 per diluted share, compared to net income of $182,000, or $0.01 per diluted share for the first quarter of fiscal 2015.

EBITDA was negative for the first quarter of fiscal 2016, amounting to $171,000, compared to a positive EBITDA for the first quarter of fiscal 2015 of $505,000.

Cash Used in Operating Activities

Cash used in operating activities was $348,000 for the first quarter of fiscal 2016 due in part to the operating loss in the quarter and slightly higher working capital levels. The Company had $403,000 in cash and cash equivalents at December 31, 2015.  During the first quarter, proceeds from borrowings net of repayments, and cash on hand funded capital expenditures for plant, machinery and equipment of approximately $166,000 and the operating loss in the quarter.

Debt Covenant Non-Compliance

On May 14, 2014, we entered into a Credit Agreement (“Agreement”) with Huntington Bank. The Agreement includes both a term loan and a revolving loan and is secured by mortgages on our facilities in West Lafayette and Evansville, Indiana and liens on our personal property. As of December 31, 2015, we were not in compliance with certain financial covenants of the Agreement. On February 10, 2016, Huntington Bank advised us that the failure to meet these financial covenants constitutes an event of default under the Agreement and that they have reserved all of their rights with respect thereto, but Huntington Bank has not exercised its available remedies to date. These remedies include the ability to accelerate the outstanding debt under our term loan and revolving loan, to exercise their security interest and collect on the underlying collateral, to refrain from making additional advances under the revolving loan and to terminate our interest rate swap. Were Huntington Bank to accelerate the outstanding debt, we would have insufficient funds to satisfy that obligation, and their exercise of alternative remedies could also have a material adverse effect on our operations and financial condition. As a result, of these circumstances, we have classified the entire term loan payable to Huntington Bank as a current liability of the Company on the accompanying balance sheet.

Management is in discussion with Huntington Bank to secure a forbearance whereby Huntington Bank would agree for a limited time period to forbear from exercising certain of their rights and remedies under the credit facility available to Huntington as a result of the non-compliance. A forbearance agreement would provide management with additional time to engage in discussions with Huntington Bank and other parties regarding restructuring or replacing our debt, including amounts outstanding under the revolving loan scheduled to mature in May 2016, and to explore alternative liquidity solutions.

The Company is engaged in exploring initiatives to address solutions to our credit issues, which includes the evaluation and pursuit of various sources of financing. Management is also undergoing a detailed review of all current pricing strategies and market programs and has introduced new initiatives designed to increase revenue. Lastly, management has been, and continues to be actively engaged in driving operating costs lower by more effectively controlling operating costs and manpower costs.

“While aware of the shortfall in revenue for the current and prior quarters, we are continuing our strategy to reach out to clients, former and new, and to provide the scientific connection needed to assist in drug development. Recently, we awarded three BASi Raturn Swivel-Free Sampling Systems to researchers who will integrate in vivo optogenetics techniques to enable the generation of a fully integrative response profile made possible only with the use of BASi equipment. We have new, experienced business development representatives who are expanding our reach in the Boston and San Francisco markets. We have designed new modularity into our BASi Culex workstations to allow for bench top, single station and four station options. We have also launched targeted initiatives in four key areas: to increase our IND-enabling studies in nonhuman primates, to partner with clinics for sample analysis and sample kit preparation, to offer bioequivalence study expertise to our generics clients and to increase market awareness and adoption of the BASi Culex™ In-vivo Automated Blood Sampling System and related consumables via equipment grants and loan program.” said BASi President and Chief Executive Officer Jacqueline Lemke.

Ms. Lemke concluded, “I understand that shareholders and creditors alike want to see immediate progress. We at BASi are committed to delivering on our growth initiatives. As we partner with our clients, we are confident we will succeed.”

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. Eastern Standard Time (EST) on February 16, 2016 to discuss the results. To participate in the call, dial 866-865-2633, participant passcode 43800479. A simultaneous webcast of the conference call may be accessed online from the Investors tab at www.BASinc.com. The webcast will be available for replay after 2:00 p.m. EST at this same internet address. For a telephone replay, dial 855-859-2056, participant passcode 43800479 after 2:00 p.m. EST.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are EBITDA for the first quarters of fiscal 2016 and 2015. EBITDA refers to a financial performance measure that excludes certain income statement line items, such as interest, taxes, depreciation, and amortization. EBITDA may also exclude certain non-cash expenses, such as stock-based compensation and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to our financial condition, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company's filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2015	2014

Service revenue	$4,055	$4,398
Product revenue	840	1,447
Total revenue	4,895	5,845

Cost of service revenue	3,339	3,256
Cost of product revenue	572	685
Total cost of revenue	3,911	3,941

Gross profit	984	1,904
Operating expenses:
Selling	307	336
Research and development	157	191
General and administrative	1,049	1,235
Total operating expenses	1,513	1,762

Operating income	(529)	142

Interest expense	(66)	(81)
Change in fair value of warrant liability – (increase) decrease	89	120
Other income	1	2
Income (loss) before income taxes	(505)	183

Income taxes	1	1

Net income (loss)	$(506)	$182

Other comprehensive income (loss)	(80)	32

Comprehensive income (loss)	$(586)	$214

Basic net income (loss) per share	$(0.06)	$0.02
Diluted net income (loss) per share	$(0.06)	$0.01

Weighted common shares outstanding:
Basic	8,107	8,076
Diluted	8,107	9,601

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2015	September 30, 2015
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$403	$438
Accounts receivable
Trade, net of allowance of $559 at December 31, 2015 and September 30, 2015, respectively	1,591	2,904
Unbilled revenues and other	988	1,110
Inventories	1,434	1,466
Prepaid expenses	430	773
Total current assets	4,846	6,691

Property and equipment, net	15,802	15,989
Goodwill	1,009	1,009
Debt issue costs	87	94
Other assets	31	32

Total assets	$21,775	$23,815

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,462	$2,858
Accrued expenses	982	1,710
Customer advances	2,724	3,414
Income tax accruals	8	30
Revolving line of credit	824	86
Fair value of warrant liability	100	189
Current portion of capital lease obligation	173	230
Current portion of long-term debt	4,256	786
Total current liabilities	11,529	9,303

Fair Value of interest rate swap	27	50
Capital lease obligation, less current portion	58	68
Long-term debt, less current portion	—	3,666
Total liabilities	11,614	13,087

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
1,185 Series A shares at $1,000 stated value issued and outstanding at December 31, 2015 and September 30, 2015, respectively	1,185	1,185
Common shares, no par value:
Authorized 19,000,000 shares; 8,107,558 issued and
outstanding at December 31, 2015 and 8,105,007 at September 30, 2015	1,991	1,988
Additional paid-in capital	21,209	21,193
Accumulated deficit	(14,197)	(13,691)
Accumulated other comprehensive income (loss)	(27)	53

Total shareholders’ equity	10,161	10,728

Total liabilities and shareholders’ equity	$21,775	$23,815

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands) (Unaudited)

		Three Months Ended December 31,
		2015	2014

GAAP Net income (loss)		$(506)	$182

Add back:	Interest expense	66	81
	Income taxes (benefit)	1	1
	Depreciation and amortization	342	377
	Change in fair value of warrant liability – (decrease) increase	(89)	(120)
	Stock option expense	15	29

EBITDA (loss)		$(171)	$550

EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses, impairment charges and the change in the fair value of warrant liability.